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                                                                  Exhibit 11(a)


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this Post-Effective Amendment No. 34 to the Registration Statement of the Parkstone Group of Funds on Form N-1A (File No. 33-13283) of our report dated August 23, 1996 on our audits of the financial statements and financial highlights of the Parkstone Group of Funds (comprising, respectively, the Prime Obligations Fund, the U.S. Government Obligations Fund, the Treasury Fund, the Tax-Free Fund, the High Income Equity Fund, the Equity Fund, the Small Capitalization Fund, the Large Capitalization Fund, the International Discovery Fund, the Balanced Fund, the Limited Maturity Bond Fund, the Intermediate Government Obligations Fund, the U.S. Government Income Fund, the Bond Fund, the Municipal Bond Fund, and the Michigan Municipal Bond Fund) as of June 30, 1996 and for the periods then ended referred to in our report. We also consent to the references to our firm under the caption "Financial Highlights" in the Prospectus for Institutional Shares relating to the Conservative Allocation Fund, the Balanced Allocation Fund (formerly the Balanced Fund), and the Aggressive Allocation Fund, and under the captions "Independent Auditors" and "Financial Statements" in the Statement of Additional Information in this Post-Effective Amendment No. 34 to the Registration Statement of the Parkstone Group of Funds on Form N-1A (File No. 33-13283).

                                            /s/ Coopers & Lybrand L.L.P.
                                            ----------------------------
                                                COOPERS & LYBRAND L.L.P.

Columbus, Ohio
June 26, 1997